UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
  _______________________________
Form 8-K
  _______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 19, 2014
  _______________________________
Hi-Crush Partners LP
(Exact name of registrant as specified in its charter)
   _______________________________

Delaware
(State or other jurisdiction of incorporation)

001-35630	90-0840530
(Commission File Number)	(IRS Employer Identification No.)

Three Riverway Suite 1550 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)
(713) 960-4777
(Registrant’s telephone number, including area code)
(Not Applicable)
(Former name or former address, if changed since last report)
 _______________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2014, Robert Cabes notified the board of directors (the “Board”) of Hi-Crush GP LLC, the general partner (the “General Partner”) of Hi-Crush Partners LP (the “Partnership”), of his resignation from the Board effective February 14, 2014.  Mr. Cabes’ decision to resign as a director was not the result of any disagreement with the Partnership or any of its affiliates on any matter relating to the Partnership’s operations, policies or practices.

On February 17, 2014, pursuant to the terms of the General Partner’s First Amended and Restated Limited Liability Company Agreement, Hi-Crush Proppants LLC (the “Sponsor”) appointed Gregory F. Evans to serve as a member of the Board, effective February 17, 2014.  Mr. Evans has not been appointed to any committees of the Board.  Mr. Evans, 33, currently serves as a Principal of Avista Capital Partners (“Avista”), a private equity firm specializing in investments primarily in growth oriented energy, healthcare, communications & media, industrial and consumer companies, where he has worked since 2005. From 2003 to 2005, Mr. Evans was an Analyst at DLJ Merchant Banking Partners. Prior to joining DLJ Merchant Banking Partners, he was an Analyst in Credit Suisse First Boston’s Investment Banking Department. Mr. Evans holds an B.B.A. in Finance from the University of Texas at Austin.

Other than Mr. Evans’ role as a Principal at Avista, which is the lead investor in the Sponsor, Mr. Evans is not involved in any related party transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hi-Crush Partners LP

	By:	Hi-Crush GP LLC, its general partner

Date: February 19, 2014	By:	/s/ Mark C. Skolos
Mark C. Skolos
General Counsel and Secretary